SECURITIES AND EXCHANGE COMMISSION
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CENTER BANCORP, INC.
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CENTER BANCORP COMMENTS ON ISS RECOMMENDATION

Union, N.J., April 26, 2007 - Center Bancorp Inc. (NASDAQ: CNBC), the parent company of Union Center National Bank, today issued the following statement regarding Institutional Shareholder Services’ (ISS) recent report regarding Center Bancorp.

“We disagree with ISS’ recommendation and believe that all four of our director nominees have played an important role in our strong one-, five- and ten-year records of delivering shareholder value. In addition, all are respected business and community leaders who are well-known within Center Bancorp's core market and are familiar with the opportunities in front of us. We believe we are in the best position to continue executing our strategy with our current Board, including its four director nominees, in place.

“We note that in 1995, the Office of Thrift Supervision (OTS) issued a Cease and Desist Order and levied a Civil Money Penalty against Mr. Seidman, after finding that he recklessly engaged in unsafe and unsound practices in the business of an insured banking institution.

“In contrast to our demonstrated record of creating and delivering long-term value, despite the dissidents' protestations to the contrary, based on Mr. Seidman's track record of selling banks, it is our opinion that the dissident slate has no real strategy to build long-term value for Center Bancorp's shareholders. The Center Bancorp Board of Directors urges shareholders to vote the BLUE proxy card FOR the company’s director nominees at the Annual Meeting scheduled for May 15th, 2007, and return the card in the postage paid envelope.”

About Center Bancorp

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates 15 banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. Construction will begin shortly on a new banking location in Florham Park, New Jersey and plans are underway to add a branch in Cranford, New Jersey as well. The Bank also operates remote ATM locations in the Union, Chatham and Madison New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Investor Inquiries                                            Media Inquiries:

Anthony C. Weagley                                      Mike Pascale or Tom Johnson
Vice President and Treasurer                         Abernathy MacGregor
Center Bancorp                                                 (212) 371-5999
(908) 206-2886

Forward-Looking Statements
All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Additional Information
In connection with the 2007 Annual Meeting, Center Bancorp, Inc. filed a proxy statement with the Securities and Exchange Commission (“SEC”) and commenced mailing to shareholders on or about April 5, 2007. Center Bancorp shareholders are urged to read the proxy statement carefully because it contains important information. Investors and shareholders may obtain a free copy of the proxy statement, and other material and any other documents that may be filed by Center Bancorp with the SEC in connection with the 2007 Annual Meeting, through the SEC’s web site www.sec.gov. Shareholders may also obtain free copies of the proxy statement and other documents filed by Center Bancorp in connection with the 2007 Annual Meeting by directing a request to: Center Bancorp, Inc. at 2455 Morris Avenue, Union, New Jersey 07083, Attention: Anthony C. Weagley, Chief Financial Officer.